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                                                                      EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-69982) pertaining to the AER Energy Resources, Inc. 1992 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-69462) pertaining to the AER Energy Resources, Inc. 1993 Non-Employee Director's Restricted Stock Award Plan and in the Registration Statement (Form S-8 No. 33-89068) pertaining to the AER Energy Resources, Inc./H. Douglas Johns Stock Option Agreement of our report dated January 19, 1998, with respect to the financial statements of AER Energy Resources, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                 /s/  Ernst & Young LLP

                                                      ERNST & YOUNG LLP

Atlanta, Georgia
March 24, 1998